FOR:	AMREP Corporation
300 Alexander Park, Suite 204
Princeton, NJ 08540

CONTACT:	Peter M. Pizza
Vice President and Chief Financial Officer
(609) 716-8210

AMREP ANNOUNCES A COMPREHENSIVE SETTLEMENT

WITH HEINRICH BAUER (USA) LLC

Princeton, New Jersey, June 11, 2014 - AMREP Corporation (NYSE:AXR) today reported that it and its indirect subsidiaries, Kable Distribution Services, Inc. (“Kable Distribution”) and Palm Coast Data LLC (“Palm Coast”), have entered into a comprehensive settlement agreement with Heinrich Bauer (USA) LLC (“Bauer”), which resolves all matters relating to the two distribution agreements between Kable Distribution and Bauer that will terminate on June 30, 2014.

As part of the agreement, AMREP has agreed to issue to Bauer 825,000 shares of its common stock, which represents approximately 10.3% of the outstanding shares of common stock of AMREP following such issuance, with Bauer agreeing to not sell or transfer such shares for a period of six months. In return, Bauer has extended the term of its fulfillment agreement with Palm Coast to at least December 31, 2018 and released all claims, except for certain continuing obligations, that Bauer may have against Kable Distribution, Palm Coast and AMREP. Additional details on the settlement agreement are provided in AMREP’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 11, 2014.

“We welcome Bauer as a significant shareholder of AMREP and thank it for extending its current relationship with Palm Coast,” said Edward B. Cloues, II, Chairman of AMREP. “We have had extensive discussions with Bauer over the past six months and are pleased that we have been able to settle our issues on an amicable basis and resolve the substantial net working capital deficit that existed with respect to the two distribution agreements.”

“Building on many years of receiving valuable services from Palm Coast, we are pleased to be continuing and extending our relationship with Palm Coast,” said Hubert Boehle, President and Chief Executive Officer of Bauer. “We look forward to a continuing positive relationship with AMREP in our new capacity as a significant shareholder.”

About Bauer – Heinrich Bauer (USA) LLC is part of the Bauer Media Group, one of the most successful media companies in the world. More than 600 magazines, over 400 digital products, and 50 radio and TV stations reach millions of people around the globe. It has more than 11,000 employees in 17 countries. In the U.S., Bauer sells more magazines at retail than any other magazine publishing company.

About AMREP – Its Media Services operations, conducted by its Kable Media Services, Inc. and Palm Coast Data LLC subsidiaries, distribute magazines to wholesalers and provide subscription and product fulfillment and related services to publishers and others, and its AMREP Southwest Inc. subsidiary is a major holder of real estate in New Mexico.

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Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to continuing commercial relationships and the potential of AMREP’s businesses and stock.  Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements.  These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions.  Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the filings AMREP makes with the Securities and Exchange Commission.  AMREP undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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